Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CMS Bancorp, Inc.

White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147729) of CMS Bancorp, Inc. of our report dated December 22, 2011, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

Clark, New Jersey

December 22, 2011